EXECUTION VERSION

Exhibit 10.2

CLASS A-1R NOTE PURCHASE AGREEMENT

dated as of September 29, 2016

by and among

GARRISON FUNDING 2016-2 Ltd.,
as Issuer,

GARRISON FUNDING 2016-2 LLC,
as Co-Issuer,

Natixis, New York Branch,
as Class A-1R Note Agent

and

EACH OF THE CLASS A-1R NOTEHOLDERS PARTY HERETO

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Table of Contents

(continued)

Schedule 2.01 List of Class A-1R Noteholders and THEIR Commitments

EXHIBIT A     FORM OF Class A-1R SALE AND TRANSFER AGREEMENT

EXHIBIT B     FORM OF Class A-1R BORROWING REQUEST

EXHIBIT C     FORM OF Class A-1R PREPAYMENT NOTICE

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CLASS A-1R NOTE PURCHASE AGREEMENT (as amended, restated, supplemented or modified from time to time, this "Agreement") dated as of September 29, 2016, among:

(1)       Garrison Funding 2016-2 Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands (the "Issuer");

(2)       Garrison Funding 2016-2 LLC, a limited liability company formed and existing under the laws of the State of Delaware (the "Co-Issuer" and, together with the Issuer, the "Co-Issuers");

(3)       each of the CLASS A-1R NOTEHOLDERS party hereto from time to time; and

(4)       Natixis, New York Branch, as agent for the Class A-1R Noteholders (in such capacity, together with its successors in such capacity, the "Class A-1R Note Agent").

WHEREAS, the Issuer, the Co-Issuer and Deutsche Bank Trust Company Americas, as Trustee, are party to an Indenture, dated as of September 29, 2016, as modified and supplemented and in effect from time to time (the "Indenture"), pursuant to which the Co-Issuers (or the Issuer, as applicable) have issued the Notes (as defined in the Indenture), including the Class A-1R Senior Secured Revolving Floating Rate Notes Due 2027 (the "Class A-1R Notes"), in an aggregate principal amount up to U.S.$25,000,000;

WHEREAS, the Co-Issuers, the Class A-1R Note Agent and the Holders from time to time of the Class A-1R Notes wish to evidence certain agreements relating to, among other things, the right of the Co-Issuers to borrow, repay and re-borrow amounts under the Class A-1R Notes during the Reinvestment Period and the appointment of the Class A-1R Note Agent as agent for the Class A-1R Noteholders, all as provided in this Agreement and in the Indenture;

WHEREAS, the Class A-1R Noteholders are willing, on the terms and subject to the conditions hereinafter set forth, to extend commitments to make advances of funds to the Co-Issuers during the Reinvestment Period to fund Class A-1R Borrowings (as defined herein); and

WHEREAS, the proceeds of advances made by the Class A-1R Noteholders to fund Class A-1R Borrowings hereunder will be used by the Issuer to fund the Revolver Funding Account to cover anticipated draws on any Revolving Collateral Obligations or Delayed Drawdown Collateral Obligations included in the Assets, or to purchase additional Collateral Obligations.

Accordingly, in consideration of the covenants contained in this Agreement, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01.                   Defined Terms.

Capitalized terms used but not defined in this Agreement shall have the respective meanings ascribed thereto in the Indenture, which meanings shall prevail in the case of an inconsistency. As used in this Agreement, the following terms shall have the meanings specified below:

"Agency Fee": The fee payable to the Class A-1R Note Agent pursuant to the Indenture.

"Bail-In Action": The exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

"Bail-In Legislation": (a) At any time, the then applicable Commission Delegated Regulation (if any) supplementing the Bank Recovery and Resolution Directive in relation to Article 55 thereof and (b) with respect to any EEA Member Country implementing Article 55 of the Bank Recovery and Resolution Directive, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

"Bank Recovery and Resolution Directive" means Directive 2014/59/EU of the European Parliament and of the Council of the European Union.

"Breakage Costs": The meaning specified in Section 3.09.

"Class A-1R Borrowing" or "Borrowing": The meaning specified in Section 3.02(a).

"Class A-1R Borrowing Conditions": The meaning specified in Section 5.02.

"Class A-1R Borrowing Date": Each day on which a Class A-1R Borrowing is made (including the Class A-1R Reinvestment Borrowing Date), which day will be a Business Day occurring during the Reinvestment Period.

"Class A-1R Borrowing Request" or "Borrowing Request": The meaning specified in Section 3.04.

"Class A-1R Commitment Register": The meaning specified in Section 3.10.

"Class A-1R Commitment Registrar": The meaning specified in Section 3.10.

"Class A-1R Commitments" or "Commitments": The commitments (whether or not utilized) of a Holder of Class A-1R Notes to fund a portion of each Class A-1R Borrowing pursuant to this Agreement from time to time during the Reinvestment Period in an aggregate amount up to but not exceeding the commitment amount set forth for such Class A-1R Noteholder in Schedule 2.01 attached hereto; provided that each Class A-1R Commitment must be undertaken in a minimum amount of not less than U.S.$10,000,000 and may be (i) reduced from time to time as provided in Section 3.06 and (ii) adjusted from time to time pursuant to transfers by or to a Class A-1R Noteholder as provided in Section 7.03. The aggregate amount of Class A-1R Commitments as of the date of this Agreement is U.S.$25,000,000.

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"Class A-1R Note Agent": Initially, Natixis, New York Branch.

"Class A-1R Note Interest": The meaning specified in Section 3.02(e).

"Class A-1R Noteholders": The Initial Class A-1R Noteholder and each other Person who is or becomes a party to this Agreement by virtue of its acquisition of any Class A-1R Notes and constitutes a Holder of Class A-1R Notes under the Indenture.

"Class A-1R Prepayment": The meaning specified in Section 3.07(a).

"Class A-1R Prepayment Notice Date": The meaning specified in Section 3.07(c).

"Class A-1R Purchaser Rating Criteria": A test satisfied with respect to any Holder of the Class A-1R Notes on each day during the Reinvestment Period if: (i) such Holder or the CP Conduit providing the funding for such Holder has a short-term credit rating from S&P of at least "A-1"; (ii) such Holder's obligations are guaranteed by an entity meeting the requirements under clause (i) at such time; or (iii) the Rating Agency Condition is satisfied with respect to such Holder's failure to satisfy the requirements under either of clause (i) or (ii) at such time and both the Issuer and the Class A-1R Note Agent have consented thereto. The Class A-1R Purchaser Rating Criteria will not apply after the Reinvestment Period.

"Class A-1R Reinvestment Borrowing": The meaning specified in Section 3.03(a).

"Class A-1R Reinvestment Borrowing Date": The last day of the Reinvestment Period (or, if any such date is not a Business Day, the Business Day following such date).

"Class A-1R Sale and Transfer Agreement": A transfer agreement entered into by a Class A-1R Noteholder and its transferee for the transfer of Class A-1R Notes and the assignment of a relative portion of such Class A-1R Noteholder's Commitment, and delivered to the Issuer and the Class A-1R Note Agent, substantially in the form of Exhibit A hereto.

"Conduit Rating Agency": Each nationally recognized investment rating agency that is then rating the Commercial Paper Notes of any CP Conduit.

"Defaulting Holder": A Class A-1R Noteholder that has at any time failed to discharge its obligations with respect to funding Borrowings when and as required hereunder (other than failures so to fund (a) solely as a result of a bona fide dispute as to whether the conditions to borrowing were satisfied on the relevant Class A-1R Borrowing Date, but only for such time as such Class A-1R Noteholder is continuing to engage in good faith discussions regarding the determination or resolution of such dispute or (b) solely as a result of a failure to so fund due to an administrative error or omission by such Class A-1R Noteholder, unless such failure continues for five Business Days after such Class A-1R Noteholder receives written notice or has actual knowledge of such administrative error or omission).

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"Direct Tax Owner": The meaning specified in Section 4.02(k).

"Downgrade Draw": The meaning specified in Section 3.08(c).

"Downgrade Draw Date": The meaning specified in Section 3.08(c).

"EEA Financial Institution": (a) Any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

"EEA Member Country": Any of the member states of the European Union, Iceland, Liechtenstein and Norway.

"EEA Resolution Authority": Any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

"Estimate Period": The meaning specified in Section 3.04(e).

"EU Bail-In Legislation Schedule" means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

"Excluded Liability": Any liability that is excluded under the Bail-In Legislation from the scope of any Bail-In Action including, without limitation, any liability excluded pursuant to Article 44 of the Bank Recovery and Resolution Directive.

"Flowthrough Entity": The meaning specified in Section 4.02(k).

"Funding Entity": The meaning specified in Section 3.08(c).

"Guarantor": The meaning specified in Section 3.08(c).

"Initial Class A-1R Noteholder": Versailles Assets LLC.

"Pro Rata Share": With respect to any Class A-1R Noteholder on any date of determination, the ratio (expressed as percentage) of (a) such Class A-1R Noteholder's Commitment on such date to (b) the aggregate amount of Class A-1R Commitments on such date.

"Program Manager": The investment manager or administrator of a CP Conduit, as applicable.

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"U.S. Person": A "United States Person" as that term is defined in Section 7701(a)(30) of the Code.

"Write-Down and Conversion Powers: With respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02.                   Terms Generally.

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." The word "will" shall be construed to have the same meaning and effect as the word "shall." Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth therein, herein or in the Indenture), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein," "hereof" and "hereunder," and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.

ARTICLE II

PURCHASE, SALE, PAYMENT AND DELIVERY

Section 2.01.                  Purchase, Sale, Payment and Delivery of the Class A-1R Notes on the Closing Date. (a) On the basis of the representations, warranties and agreements contained herein and in the Indenture, but subject to the terms and conditions set forth herein and in the Indenture, each of the Class A-1R Noteholders agrees to acquire from the Co-Issuers, on the Closing Date, Class A-1R Notes with a maximum principal amount (when fully funded by such Class A-1R Noteholder in accordance with this Agreement and the Indenture) as set forth for such Class A-1R Noteholder in Schedule 2.01 hereto.

(b)       The Aggregate Outstanding Amount of the Class A-1R Notes shall, at any time, evidence only the amount of Borrowings made but not repaid. Upon delivery by the Co-Issuers to each Class A-1R Noteholder of the Class A-1R Notes acquired by such Holder, duly executed by the Co-Issuers and authenticated by the Trustee, such Holder will be deemed to have acquired such Holder's Class A-1R Notes.

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ARTICLE III

CLASS A-1R COMMITMENTS AND BORROWINGS

Section 3.01.                  Class A-1R Commitments. (a) Subject to the terms and conditions set forth herein, each Class A-1R Noteholder agrees to extend funds to the Issuer from time to time during the Reinvestment Period to fund Class A-1R Borrowings in an aggregate amount at any one time up to but not exceeding such Class A-1R Noteholder's Class A-1R Commitment at such time.

(b) All extensions of funds by a Class A-1R Noteholder to the Co-Issuers to fund Class A-1R Borrowings shall be evidenced by an increase in the Aggregate Outstanding Amount of the Class A-1R Notes held by such Class A-1R Noteholder in an amount equal to each such funding.

(c) Within the foregoing limits and subject to the terms and conditions set forth herein and in the Indenture, the Issuer may borrow, prepay and re-borrow funds under the Class A-1R Commitments on a revolving basis during the Reinvestment Period.

Section 3.02.                  Class A-1R Borrowings.

(a)    The Issuer, or the Collateral Manager acting on behalf of the Issuer, shall be permitted to request Borrowings hereunder (each borrowing made under this Agreement, including any deemed borrowing made by withdrawing funds from a Class A-1R Purchaser Collateral Account pursuant to Section 3.08, a "Class A-1R Borrowing" or "Borrowing") in connection with (i) anticipated draws on any Revolving Collateral Obligation or Delayed Drawdown Collateral Obligation included in the Assets, (ii) the acquisition of additional Collateral Obligations permitted to be acquired under the Indenture or to be retained by the Issuer in anticipation of such acquisition, (iii) a Downgrade Draw and (iv) the Class A-1R Reinvestment Borrowing.

(b)   Except as provided in Section 3.08(c) with respect to any Downgrade Draw, each Class A-1R Borrowing shall be made pro rata from each Class A-1R Noteholder in accordance with its Pro Rata Share. The failure of any Class A-1R Noteholder to extend funds required to be advanced by it shall not relieve any other Class A-1R Noteholder of its obligations hereunder; provided that the Class A-1R Commitments constitute several and separate, not joint, obligations and no Class A-1R Noteholder shall be responsible for any other Class A-1R Noteholder's failure to advance funds as so required.

(c)    Each Class A-1R Noteholder at its option may fund its Pro Rata Share of any Borrowing by causing any domestic or foreign branch or Affiliate of such Class A-1R Noteholder to make such funding; provided that any exercise of such option shall not affect the obligation of such Class A-1R Noteholder to fund its Pro Rata Share of any Borrowing on the specified Class A-1R Borrowing Date or the date of a Downgrade Draw or the obligation of the Issuer to repay such Borrowing in accordance with the terms of this Agreement.

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(d)   Any Class A-1R Borrowing pursuant to clauses (i) or (ii) of Section 3.02(a) shall be in a minimum amount of U.S. $1,000,000 or any integral multiple of U.S. $1,000 in excess thereof (or the remaining available amount of the Aggregate Undrawn Amount if such remaining amount is less than U.S. $1,000,000).

(e)    Except with respect to a Downgrade Draw (but not a Borrowing made from amounts held in a Class A-1R Purchaser Collateral Account pursuant to a Downgrade Draw, which shall accrue interest in the same manner as any other Borrowing), interest shall accrue on the drawn balance of the Class A-1R Notes at the applicable Interest Rate as set forth in the Indenture. With respect to any Payment Date, interest on the drawn balance of the Class A-1R Notes (the "Class A-1R Note Interest") will be an amount payable in arrears equal to (A) the product of (i) the Aggregate Outstanding Amount of the Class A-1R Notes (as determined daily for each day during each Interest Accrual Period with respect to such Payment Date), (ii) the Interest Rate in respect of the Class A-1R Notes, and (iii) the actual number of days elapsed in such Interest Accrual Period, divided by (B) 360. The interest accrued on the portion of the outstanding principal balance of the Class A-1R Notes from a Class A-1R Borrowing made after the end of the Collection Period for the relevant Payment Date (which may consist solely of the Class A-1R Reinvestment Borrowing and any Borrowings the proceeds of which will be used to fund required draws on any Revolving Collateral Obligation or Delayed Drawdown Obligation included in the Assets) will not be payable on that Payment Date, but instead will be payable on the next Payment Date. For so long as the conditions which caused a Downgrade Draw with respect to a Class A-1R Noteholder are in existence, no interest shall accrue on the amount which is held in the related Class A-1R Purchaser Collateral Account in connection with such Downgrade Draw; instead that amount will be included in the calculation of the Commitment Fees of the related Class A-1R Noteholder, subject to Section 3.08(d).

Section 3.03.                  Class A-1R Reinvestment Borrowing.

(a)    On the Class A-1R Reinvestment Borrowing Date, the Issuer (at the direction of the Collateral Manager) shall make a Class A-1R Borrowing (such Class A-1R Borrowing, the "Class A-1R Reinvestment Borrowing") in an aggregate amount equal to the Collateral Obligation Funding Amount.

(b)   Pursuant to the Indenture, upon receipt of such Class A-1R Reinvestment Borrowing, the Trustee shall make the following deposits therefrom, at the direction of the Collateral Manager: (x) first, the Pending Collateral Obligation Purchase Funding Amount shall be deposited in the Principal Collection Subaccount as Principal Proceeds and (y) second, the Delayed Drawdown Funding Amount shall be deposited in the Revolver Funding Account.

(c)    After the Class A-1R Reinvestment Borrowing, no other Class A-1R Borrowings will be permitted and the Class A-1R Commitments will thereafter equal the funded portion of the Class A-1R Notes.

Section 3.04.      Requests for Borrowings.

(a)    To request a Borrowing (other than in respect of a Downgrade Draw), the Issuer (or the Collateral Manager on behalf of the Issuer) shall notify the Class A-1R Note Agent (with a copy to the Trustee) of such request, by electronic messaging system, in the form attached hereto as Exhibit B and signed by the Issuer or an Authorized Officer of the Collateral Manager on behalf of the Issuer (a "Class A-1R Borrowing Request" or "Borrowing Request") by not later than 10:00 a.m., New York time, on the Business Day immediately preceding the Class A-1R Borrowing Date or Class A-1R Reinvestment Borrowing Date, as applicable. If any such Borrowing Request is made on one Business Day's notice to the extent permitted by the immediately preceding sentence, the Issuer (or the Collateral Manager on its behalf) shall also deliver such Borrowing Request directly to the Class A-1R Noteholders by electronic messaging system. Each such electronic Borrowing Request shall be irrevocable and shall be confirmed by a simultaneous mailing of the original by first class mail, postage prepaid, or hand delivery thereof to the Class A-1R Note Agent (with a copy to the Trustee and the Calculation Agent). Each such Borrowing Request shall specify the following information:

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(i)                 the aggregate amount of the requested Borrowing;

(ii)               the Borrowing Date; and

(iii)             the Aggregate Outstanding Amount of the Class A-1R Notes both before and after giving effect to such Borrowing.

(b)   Promptly following receipt of a Borrowing Request in accordance with this Section 3.04 (and in no event later than 3:00 p.m., New York time on the date of receipt of the Borrowing Request), the Class A-1R Note Agent shall forward (by fax or electronic messaging system) to each Class A-1R Noteholder a copy of such Borrowing Request. If any Borrowing Request is made on at least one Business Day's notice as provided above in the case of draws on any Revolving Collateral Obligation or Delayed Drawdown Collateral Obligation, the Class A-1R Note Agent or the Collateral Manager shall ask each Class A-1R Noteholder to confirm in writing its receipt of such Borrowing Request.

(c)    Upon receipt of its copy of a Borrowing Request and, as applicable, upon receipt of notice that amounts have been withdrawn from any Class A-1R Purchaser Collateral Account to fund any Borrowing, the Calculation Agent shall determine LIBOR applicable to such Borrowing from a Holder of a Class A-1R Note that is not a CP Conduit.

(d)   Notwithstanding anything to the contrary contained herein, on the last day of the Reinvestment Period, the Issuer, or the Collateral Manager on behalf of the Issuer, shall automatically be deemed to have requested the Class A-1R Reinvestment Borrowing, and the holders of the Class A-1R Notes shall be required to fund their Pro Rata Share of such Class A-1R Reinvestment Borrowing. The Class A-1R Note Agent shall provide written notice to each Class A-1R Noteholder of such Class A-1R Reinvestment Borrowing in a form substantially similar to a Borrowing Request.

(e)    In the case of Class A-1R Noteholders that are CP Conduits, the relevant CP Conduit, Program Manager or funding agent, as applicable, shall determine the CP Rate applicable to the Borrowing for any Interest Accrual Period or portion thereof, such determination to be conclusive absent manifest error. Such CP Conduit, Program Manager or funding agent (as applicable) shall, on or before each Determination Date, notify the Class A-1R Note Agent of the CP Rate applicable to the Borrowing for the related Interest Accrual Period, and promptly upon receipt of such notice, the Class A-1R Note Agent shall notify each Paying Agent, the Trustee, the Co-Issuers and the Collateral Manager of the Interest Rate for the related Interest Accrual Period. The CP Rate for each CP Conduit shall be calculated, for each day during the period between the date of such notice and the last day of each Interest Accrual Period (the "Estimate Period"), on the basis of such CP Conduit's good faith estimate of its funding costs for such Estimate Period, and the amount of interest payable to such CP Conduit in respect of the following Interest Accrual Period shall be increased by the amount, if any, by which interest at the actual CP Rates for such CP Conduit for the Estimate Period exceeds the amount estimated or shall be decreased by the amount, if any, by which the amount of interest at the estimated CP Rates for such Estimate Period exceeds the amount of interest accrued at the actual CP Rates. However, on the Stated Maturity, any such increase or decrease that would be due pursuant to the preceding sentence shall instead be settled and paid on the Stated Maturity. Each CP Conduit shall supply a reconciliation of such amounts as provided in this Section 3.04(e) for each such period to the Class A-1R Note Agent (and the Class A-1R Note Agent shall notify the Co-Issuers, the Trustee and each Paying Agent) and, absent manifest error, such reconciliation shall be conclusive and binding on all parties hereto. The interest rate payable to a CP Conduit shall reflect proportionately the different sources of funding used during each Interest Accrual Period by the CP Conduit to finance its funding obligations in respect of the Class A-1R Notes.

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Section 3.05.                   Funding of Borrowings.

Subject to Sections 3.08(d) and 5.02, each Class A-1R Noteholder shall fund its Pro Rata Share of each Borrowing requested by the Issuer hereunder by wire transfer of immediately available funds by 3:00 p.m., New York time on the applicable Borrowing Date, to a specified Account under the Indenture.

Section 3.06.                  Termination and Reduction of Commitments.

(a)    After the Class A-1R Reinvestment Borrowing, no other Class A-1R Borrowings will be permitted. The Class A-1R Commitments will terminate on the last day of the Reinvestment Period (or, if earlier, the date on which the Class A-1R Notes are optionally redeemed by the Issuer pursuant to Article IX of the Indenture).

(b)   On any date during the Reinvestment Period on which Class A-1 Notes are repaid or redeemed other than in connection with a Class A-1R Prepayment, the Class A-1R Commitments shall be reduced by an amount equal to the lesser of (i) the amount of the Class A-1R Commitments immediately prior to such reduction and (ii) the product of (1) the amount of the Class A-1R Commitments immediately prior to such repayment and (2) a ratio the numerator of which is the Aggregate Outstanding Amount of the Class A-1T Notes redeemed or repaid on such date plus the Aggregate Outstanding Amount of the Class A-1F Notes redeemed or repaid on such date and the denominator of which is the Aggregate Outstanding Amount of the Class A-1T Notes immediately prior to such date plus the Aggregate Outstanding Amount of the Class A-1F Notes immediately prior to such date (such that, after giving effect to such reduction in the Class A-1R Commitments, the ratio of the Class A-1R Commitments to the Aggregate Outstanding Amount of the Class A-1T Notes at such time plus the Aggregate Outstanding Amount of the Class A-1F Notes at such time is the same as it was immediately prior to such payment).

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(c)    Any termination or reduction of the Class A-1R Commitments shall be permanent. Each reduction of the Class A-1R Commitments shall be made ratably among the Class A-1R Noteholders in accordance with their respective Pro Rata Shares. For the avoidance of doubt, once the Class A-1R Commitments have been permanently reduced to zero or terminated, there will be no requirement that any Class A-1R Noteholder or transferee of a Class A-1R Note satisfy the Class A-1R Purchaser Rating Criteria.

(d)   No termination or reduction of the Class A-1R Commitments shall occur except as permitted under clause (a), (b) or (c) of this Section 3.06.

(e)    The Issuer (or, at the request of the Issuer, the Class A-1R Note Agent) will provide the Class A-1R Noteholders with no less than one Business Day's prior written notice of any reduction in the Class A-1R Commitments.

Section 3.07.                  Repayment of Borrowings.

(a)    Subject to Section 3.08(d)(ii), and upon the terms and subject to the conditions of this Section 3.07, the Co-Issuers, at the direction of the Collateral Manager, shall have the right to prepay Borrowings, in whole or in part, on the Class A-1R Notes (each a "Class A-1R Prepayment") on any date that is a Business Day during the Reinvestment Period; provided that (x) no Class A-1R Prepayment shall be made during the period from (but excluding) any Determination Date to (but excluding) the related Payment Date and (y) no Class A-1R Prepayment shall be made on a date other than a Payment Date unless all previously incurred and unpaid Breakage Costs have been paid in full and the Collateral Manager reasonably believes that any Breakage Costs incurred in connection with the current Class A-1R Prepayment will be paid on the immediately succeeding Payment Date. Any Class A-1R Prepayment shall be limited in amount to the Principal Proceeds on deposit in the Collection Account on the date of the Class A-1R Prepayment for such application.

(b)   The aggregate principal amount of any Class A-1R Prepayment (taken as a whole) shall be at least U.S.$1,000,000 (and integral multiples of U.S. $1,000 in excess thereof), unless otherwise agreed to, in writing (which includes via email) by all of the Class A-1R Noteholders (or, if the Aggregate Outstanding Amount of the Class A-1R Notes is less than such amount, the entire Aggregate Outstanding Amount of the Class A-1R Notes). Any Class A-1R Prepayment shall be made pro rata according to the Aggregate Outstanding Amount of the Class A-1R Notes.

(c)    In order to effect a Class A-1R Prepayment, the Collateral Manager shall give not fewer than three Business Days' notice (such Business Day, the "Class A-1R Prepayment Notice Date") thereof in the form attached hereto as Exhibit C to the Trustee, the Co-Issuers and the Class A-1R Note Agent. Such notice shall specify the Business Day on which such Class A-1R Prepayment shall occur, the amount of such Class A-1R Prepayment (being a stated amount, subject to the limitation referred to above) and whether a draw made on the Class A-1R Notes during the same Interest Accrual Period is being repaid. The Class A-1R Note Agent shall give a copy of such notice or other facsimile transmission to each Holder of Class A-1R Notes at the Holder's address in the Class A-1R Commitment Register.

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(d)   After any such notice referred to in clause (c) is given, the amount of such Class A-1R Prepayment shall be payable by 10:00 a.m. on the date specified in such notice.

(e)    The amount of any Class A-1R Prepayment shall reduce the Aggregate Outstanding Amount of the Class A-1R Notes and increase the Aggregate Undrawn Amount by a corresponding amount, but shall not reduce the Class A-1R Commitments.

(f)    Accrued interest on the principal amount of the Class A-1R Notes so repaid in any Class A-1R Prepayment will be paid to the Class A-1R Noteholders at the time of such Class A-1R Prepayment.

Section 3.08.                  Procedures with Respect to Class A-1R Purchaser Rating Criteria.

(a)    [Reserved].

(b)   [Reserved].

(c)    The Issuer (or the Collateral Manager on its behalf) shall be entitled to cause each Class A-1R Noteholder who fails to satisfy the Class A-1R Purchaser Rating Criteria at any time during the Reinvestment Period, within 30 days of such failure (unless such Holder again satisfies the Class A-1R Purchaser Rating Criteria within 30 days after such failure), either to (i) (x) transfer in full its Commitment to a transferee which satisfies the Class A-1R Purchaser Rating Criteria, or alternatively, as certified to the Class A-1R Note Agent by such Class A-1R Noteholder, (y) have all of its obligations hereunder guaranteed by an entity which satisfies the Class A-1R Purchaser Rating Criteria (any such entity, a "Guarantor") or (z) only if such Person is a CP Conduit, enter into a liquidity facility which provides sufficient capacity to cover all of its obligations hereunder on the terms herein with a financing provider that satisfies the Class A-1R Purchaser Rating Criteria (any such financing provider, a "Funding Entity"), or (ii) make a deposit on the first Business Day following the date that is 30 days after such failure (a "Downgrade Draw Date") of immediately available funds in an amount equal to the entire unfunded portion of its Class A-1R Commitment and the proceeds of such draw will be deposited in a Class A-1R Purchaser Collateral Account (a "Downgrade Draw").

(d)   Proceeds deposited to such Class A-1R Purchaser Collateral Account in connection with a Downgrade Draw shall be applied in accordance with the following:

(i)                 On any date on which such Class A-1R Noteholder is required to fund its Pro Rata Share of any Borrowing, amounts which would otherwise have been drawn on such Class A-1R Noteholder's Class A-1R Note pursuant to Section 3.02 absent such Downgrade Draw shall instead be transferred from such Class A-1R Purchaser Collateral Account to be applied in accordance with the Indenture, whereupon interest shall accrue thereon at a rate equal to the applicable Interest Rate in accordance with the Indenture.

(ii)               On any date on which a Borrowing (other than a Borrowing in respect of a Downgrade Draw) is repayable to such Class A-1R Noteholder pursuant to Section 3.07, such repayment shall instead be deposited to such Class A-1R Purchaser Collateral Account and available to fund future Borrowings as described in Section 3.08(d)(i) above, whereupon interest shall cease to accrue thereon and Commitment Fees shall accrue on such amounts.

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(iii)             On any date on which such Class A-1R Noteholder's Commitment is subject to termination or reduction in accordance with Section 3.06, funds in such Class A-1R Purchaser Collateral Account in respect of such Class A-1R Noteholder shall be released to such Class A-1R Noteholder pursuant to an Issuer Order to the Trustee (with a copy to the Class A-1R Note Agent) (and the Issuer hereby agrees to deliver such Issuer Order to the Trustee on the date of such termination or reduction) in respect of such termination or reduction, as applicable, under the same circumstances as such Class A-1R Noteholder's unfunded Class A-1R Noteholder's Commitment would have been reduced absent such Downgrade Draw.

(iv)             Funds on deposit in or credited to the applicable Class A-1R Purchaser Collateral Account shall be invested by the Trustee in Eligible Investments in accordance with Section 10.9 of the Indenture pending the application of such funds in accordance with the terms hereof and of the Indenture.

(v)               Any funds deposited by a Class A-1R Noteholder into a Class A-1R Purchaser Collateral Account and not disbursed from such account in accordance with Section 3.08(d)(i) above will not be considered a draw on such Holder's Class A-1R Notes and interest with respect to such Class A-1R Notes shall not accrue on such funds (but interest shall accrue on any Borrowings made from amounts held in any Class A-1R Purchaser Collateral Account). Funds deposited by a Class A-1R Noteholder into a Class A-1R Purchaser Collateral Account shall constitute undrawn amounts in respect of the Class A-1R Notes and shall be included in the Aggregate Undrawn Amount for all purposes hereunder and under the Indenture (including for the calculation of the Commitment Fees payable to such Class A-1R Noteholder).

(vi)             Any investment earnings on the amounts so deposited shall be for the credit of such Class A-1R Noteholder and payable each calendar month and shall not be subject to the Priority of Payments.

(e)    The Issuer, or the Collateral Manager on the Issuer's behalf, shall have the right to cause a transfer of any Class A-1R Note held by a Class A-1R Noteholder that fails to satisfy the Class A-1R Purchaser Rating Criteria and that has not made a Downgrade Draw pursuant to Section 3.08(c) (and the related Class A-1R Noteholder's Commitment) to a transferee who, or whose Guarantor or Funding Entity, if any, satisfies the Class A-1R Purchaser Rating Criteria (and the related Class A-1R Noteholder agrees to take all necessary and reasonably requested action to facilitate such transfer and assignment); provided that in connection with such transfer, the transferring Class A-1R Noteholder shall receive payment in cash for its Class A-1R Notes in an amount at least equal to the Aggregate Outstanding Amount thereof plus any accrued but unpaid Class A-1R Note Interest and Commitment Fees thereon and any due and unpaid Class A-1R Note Additional Amounts, unless such transferring Class A-1R Noteholder provides its written consent (in its sole discretion) to receive a lesser amount; provided, further, if the Class A-1R Note Agent has advanced amounts on behalf of the related Class A-1R Noteholder and has not been reimbursed in full for such advance (including in respect of any interest accrued thereon), such transfer shall not be made without the written consent of the Class A-1R Note Agent (in its sole discretion). For the avoidance of doubt, the Class A-1R Note Agent shall have no obligation to advance amounts on behalf of a Class A-1R Noteholder without its written consent (in its sole discretion).

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(f)    Any Class A-1R Noteholder that no longer satisfies the Class A-1R Purchaser Rating Criteria at any time during the Reinvestment Period or defaults in its obligation to fund its Pro Rata Share of any Class A-1R Borrowing shall (i) promptly give written notice of such fact to the Issuer, the Collateral Manager, the Class A-1R Note Agent, the Trustee and S&P and (ii) in the case of a failure to satisfy the Class A-1R Purchaser Rating Criteria, comply with clause (c) of this Section 3.08 within thirty (30) days after the date on which such Class A-1R Noteholder first fails to satisfy the Class A-1R Purchaser Rating Criteria.

(g)   Any funds deposited by a Class A-1R Noteholder to a Class A-1R Purchaser Collateral Account in connection with a Downgrade Draw pursuant to Section 3.08(c), and any investment income that has accrued thereon, shall be released to the Class A-1R Noteholder on the next Business Day following the earlier to occur of (i) the transfer by the Class A-1R Noteholder of its Commitment to one or more eligible transferees, and (ii) the date on which the Class A-1R Noteholder satisfies the Class A-1R Purchaser Rating Criteria.

(h)   If, at any time prior to the termination in full of its Class A-1R Commitments in accordance with this Agreement, a Class A-1R Noteholder becomes a Defaulting Holder, the Issuer (or the Collateral Manager on its behalf) shall have the right to require such Class A-1R Noteholder to assign and, at the Issuer's request in such circumstances, such Class A-1R Noteholder shall assign all of its rights and obligations hereunder and under the Indenture, with such Class A-1R Noteholder bearing all out-of-pocket costs and expenses relating thereto, as promptly as practicable to one or more Persons designated by the Issuer or the Collateral Manager on its behalf that satisfies the Class A-1R Purchaser Rating Criteria; provided that in connection with such transfer, the transferring Class A-1R Noteholder shall receive payment in cash for its Class A-1R Notes in an amount at least equal to the Aggregate Outstanding Amount thereof plus any accrued but unpaid Class A-1R Note Interest and Commitment Fees thereon and any due and unpaid Class A-1R Note Additional Amounts, unless such transferring Class A-1R Noteholder provides its written consent (in its sole discretion) to receive a lesser amount. In addition, the Issuer may apply Principal Proceeds (including Sale Proceeds) as provided under the Indenture to the extent that the Issuer has entered into commitments on transactions for which trades have been entered into but not settled or is required to fund any unfunded commitment with respect to a Delayed Drawdown Collateral Obligation or Revolving Collateral Obligation and there are insufficient funds for that purpose on deposit in the Revolver Funding Account.  Nothing herein shall be deemed to relieve any Class A-1R Noteholder from its obligations to fulfill its commitments hereunder or to prejudice any rights which the Issuer (or the Collateral Manager on behalf of the Issuer) may have against a Class A-1R Noteholder as a result of any such default by such Class A-1R Noteholder hereunder.  Any assignment of a Class A-1R Noteholder's interest in a Class A-1R Note must comply with Section 7.03 hereof.

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(i)     Neither the Trustee nor the Class A-1R Note Agent shall have any obligation to monitor whether any Class A-1R Noteholder, transferee or Guarantor satisfies the Class A-1R Purchaser Rating Criteria or, in the event that any such person fails to satisfy such criteria, to determine whether such person has complied with the requirements of the Indenture and this Agreement with respect thereto.

Section 3.09.                   Commitment Fee; Breakage Costs.

The Commitment Fees shall accrue on the Aggregate Undrawn Amount, as determined daily for each day during each Interest Accrual Period during the Reinvestment Period at the Commitment Fee Rate and shall be payable by the Co-Issuers in arrears on each Payment Date as and to the extent provided in Section 11.1 of the Indenture.

The Commitment Fees shall rank pari passu with the payment of interest on the Class A-1 Notes. The Commitment Fees are computed on the basis of a 360 day year and the actual number of days elapsed during the applicable Interest Accrual Period. Any Commitment Fees accrued but not paid on prior Payment Dates shall accrue interest at the highest rate then applicable to the Class A-1R Notes (or if there are no Borrowings then outstanding, on each day the higher of (x) the Interest Rate on the Class A-1T Notes and (y) the Interest Rate on the Class A-1F Notes on such day).

If the Issuer (a) pays any principal of any Borrowing on any date other than a Payment Date (whether in connection with a Class A-1R Prepayment, due to acceleration or otherwise), (b) fails to effect a Borrowing on the scheduled date therefor after having submitted a Borrowing Request to the Class A-1R Note Agent in accordance with Section 3.04 or (c) fails to prepay any Class A-1R Note after notice thereof has been given in accordance with Section 3.07 and not revoked as permitted by this Agreement, then upon demand therefor from any Class A-1R Noteholder, any resulting loss, cost or expense reasonably incurred by it (such amounts, "Breakage Costs"), shall be payable by the Issuer on the next Payment Date pursuant to the Priority of Payments.

A certificate of any Class A-1R Noteholder setting forth any amount or amounts that such Class A-1R Noteholder is entitled to receive pursuant to this Section 3.09, and the calculation of such amount or amounts, shall be delivered to the Co-Issuers, the Trustee and the Class A-1R Note Agent and shall be conclusive absent manifest error.

Section 3.10.                  Class A-1R Commitment Register

(a)    The Issuer shall cause to be kept a register (the "Class A-1R Commitment Register") in which, subject to such reasonable procedures as it may prescribe, the Issuer shall provide for the recording and registering of the following information with respect to each Class A-1R Noteholder:

(i)	the name, notice details, wiring instructions and taxpayer identification number of such Class A-1R Noteholder, together with the names of the authorized representatives of such Class A-1R Noteholder and their mailing address, electronic mail address, telephone and facsimile numbers;

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(ii)	the Aggregate Outstanding Amount of Class A-1R Notes held by such Holder, the aggregate amount of the related Commitment of such Class A-1R Noteholder and the amount (if any) deposited into a Class A-1R Purchaser Collateral Account with respect to such Holder;

(iii)	the date upon which such Class A-1R Noteholder became a Holder of such Class A-1R Notes; and

(iv)	whether such Class A-1R Noteholder is a Defaulting Holder.

The Class A-1R Note Agent is hereby appointed "Class A-1R Commitment Registrar" for the purpose of registering and recording the information described in clauses (i) through (iv) above.

The Class A-1R Note Agent shall update the information contained in the Class A-1R Commitment Register (as identified in items (i) through (iv) above) upon (i) the transfer of any Class A-1R Note, (ii) each Borrowing, (iii) each prepayment or repayment of a Borrowing and (iv) the receipt of written notice confirming a change in the notice details or the authorized representatives of any Class A-1R Noteholder.

Absent manifest error, the information contained in the Class A-1R Commitment Register will be conclusive evidence of the rights and obligations of each Class A-1R Noteholder with respect to its Commitment and the Class A-1R Notes held by such Class A-1R Noteholder.

Upon request at any time, the Class A-1R Commitment Registrar shall provide to the Trustee, the Note Registrar, the Issuer or the Collateral Manager a copy of the information contained in the Class A-1R Commitment Register and, upon request at any time by a Class A-1R Noteholder, the Class A-1R Commitment Registrar shall provide such Class A-1R Noteholder a copy of the information contained in the Class A-1R Commitment Register relating to its Commitment and the Class A-1R Notes held by such Class A-1R Noteholder.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01.                   Representations and Warranties.

Each of the Issuer and the Co-Issuer represents and warrants to the Class A-1R Noteholders, the Class A-1R Note Agent and the Trustee that:

(a)    It is an exempted company incorporated with limited liability and validly existing and in good standing under the law of the Cayman Islands (in the case of the Issuer) or a limited liability company duly formed and validly existing and in good standing under the law of the State of Delaware (in the case of the Co-Issuer).

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(b)   It has the power to execute and deliver this Agreement and the Indenture and to perform its obligations under this Agreement and the Indenture and has taken all necessary action to authorize such execution, delivery and performance.

(c)    Such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets.

(d)   All governmental and other consents that are required to have been obtained by it with respect to the execution, delivery and performance of this Agreement and the Indenture have been obtained and are in full force and effect and all conditions of any such consents have been complied with.

(e)    Its obligations under this Agreement and the Indenture, when executed by all parties, as applicable, constitute its legal, valid and binding obligations, enforceable against it in accordance with their respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting creditors' rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

(f)    There is not pending or, to its knowledge, threatened against it, any action, suit or proceeding at law or in equity or before any court, tribunal, government body, agency or official or any arbitrator that is likely to affect the legality, validity or enforceability against it of this Agreement or the Indenture or its ability to perform its obligations under this Agreement or the Indenture.

(g)   Assuming (i) that all representations and warranties of the Class A-1R Noteholders in clause (c), (e) and (h) of Section 4.02 of this Agreement are true and correct and assuming compliance by each such Class A-1R Noteholder with applicable transfer restriction provisions and other provisions herein and in the Indenture and (ii) that all representations and warranties of all of the Holders of the Notes in the Indenture (whether deemed or delivered in any representation letter required under the Indenture) relating to their status under Section 3(c)(7) of the Investment Company Act of 1940, as amended, and the related rules and regulations are true and correct and assuming compliance by each Holder of Notes with applicable transfer restriction provisions and other provisions in the Indenture, it is not required to register as an investment company under the Investment Company Act of 1940, as amended.

(h)   As of the Closing Date (which representations and warranties shall survive the execution of this Agreement and be deemed to be repeated on each date on which an Asset is Granted to the Trustee under the Indenture) each payment of principal or interest with respect to the Class A-1R Notes made under this Agreement and the Indenture will have been made (i) in payment of a debt incurred by the Co-Issuers in the ordinary course of business or financial affairs of the Co-Issuers and (ii) in the ordinary course of business or financial affairs of the Co-Issuers.

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Section 4.02.                   Several Representations of Each Class A-1R Noteholder.

Each Class A-1R Noteholder severally represents and warrants (as to itself only) to the Issuer, the Co-Issuer and the Class A-1R Note Agent, as of the date hereof (in the case of the Initial Class A-1R Noteholder), as of the date each transferee becomes a Class A-1R Noteholder in accordance with Section 7.03 hereof (in the case of each other Class A-1R Noteholder) and as of the date of each Borrowing, that:

(a)    In connection with its purchase of the Class A-1R Notes: (i) none of the Co-Issuers, the Trustee, the Collateral Administrator, the Class A-1R Note Agent, the Collateral Manager, the Placement Agent or any of their respective affiliates are acting as a fiduciary (except to the extent specifically set forth in the Indenture) or financial or investment adviser for it; (ii) it is not relying on any written or oral advice, counsel or representations of the Co-Issuers, the Trustee, the Collateral Administrator, the Class A-1R Note Agent, the Collateral Manager, the Placement Agent or any of their respective affiliates other than in the Offering Circular, if applicable; (iii) it has read and understands the Offering Circular (including, without limitation, the descriptions therein of the structure of the transaction in which the Class A-1R Notes are being issued and the risks to purchasers thereof); (iv) it has consulted with its own legal, regulatory, tax, business, investment, financial, and accounting advisers to the extent it has deemed necessary, and has made its own investment decisions based upon its own judgment and upon any advice from such advisers as it has deemed necessary and not upon any view expressed by the Co-Issuers, the Trustee, the Collateral Administrator, the Class A-1R Note Agent, the Collateral Manager, the Placement Agent or any of their respective affiliates; and (v) it is a sophisticated investor and is purchasing the Class A-1R Notes with a full understanding of all of the terms, conditions and risks thereof, and it is capable of assuming and willing to assume those risks.

(b)   It is not a member of the public of the Cayman Islands.

(c)    It is, and on each date that it purchases or funds its Commitment hereunder it will be, either (i) not a "U.S. person" (as defined in Regulation S) or a "U.S. resident" (within the meaning of the Investment Company Act) and is acquiring the Class A-1R Notes in an "offshore transaction" (as defined in Regulation S), or, (ii) if it is a "U.S. person" (as defined in Regulation S) or a "U.S. resident" (within the meaning of the Investment Company Act), it is, and on each date that it purchases or funds any Commitment under Class A-1R Notes it will be, both a "qualified institutional buyer" as defined in Rule 144A under the Securities Act, and a "qualified purchaser" for purposes of Section 3(c)(7) of the Investment Company Act.

(d)   On each day from the date on which it acquires its interest in the Class A-1R Notes through and including the date on which it disposes of its interest in such Notes either that (A) if it is, or is acting on behalf of, a Benefit Plan Investor, as defined in Section 3(42) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), its acquisition, holding and disposition of such Notes will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), or (B) if it is a governmental, church, non-U.S. or other plan, its acquisition, holding and disposition of such Notes do not and will not constitute or give rise to a non-exempt violation of any law or regulation that is substantially similar to the prohibited transaction provisions of Section 406 of ERISA or Section 4975 of the Code. Any purported transfer of a Class A-1R Note or interest therein that does not comply with the foregoing representations shall be null and void ab initio.

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(e)    It acknowledges that the Offering Circular does not constitute an offer to any other person or to the public generally to subscribe for or otherwise acquire the Class A-1R Notes. Distribution of the Offering Circular, or disclosure of any of its contents to any person other than the Class A-1R Noteholder and those persons, if any, retained to advise the Class A-1R Noteholder with respect thereto and other persons (including, without limitation, any Funding Entity or financial guarantor) meeting the requirements of Rule 144A and Regulation S is unauthorized and any disclosure of any of its contents, without the prior written consent of the Co-Issuers, is prohibited.

(f)    It has received and reviewed such information as it deems necessary in order to make its investment decision and it is not relying on any information that differs from the information included in the Offering Circular, this Agreement and the Indenture.

(g)   It acknowledges that by entering into this Agreement it is deemed to warrant and represent as to all the warranties and representations required to be made or deemed to be made by each purchaser or transferee of Class A-1R Notes under the Indenture.

(h)   It understands that such Notes are being offered only in a transaction not involving any public offering in the United States within the meaning of the Securities Act, such Notes have not been and will not be registered under the Securities Act, and, if in the future it decides to offer, resell, pledge or otherwise transfer such Notes, such Notes may be offered, resold, pledged or otherwise transferred only in accordance with the provisions of the Indenture and the legend on such Notes. It acknowledges that no representation has been made as to the availability of any exemption under the Securities Act or any state securities laws for resale of the Notes. It understands that neither of the Co-Issuers has been registered under the Investment Company Act, and that the Issuer is exempt from registration as such by virtue of Section 3(c)(7) of the Investment Company Act. It will provide notice to each Person to whom it proposes to transfer any interest in the Notes of the transfer restrictions and representations set forth in this Agreement and Section 2.5 of the Indenture, including the Exhibits referenced therein.

(i)     On the Closing Date, it satisfies the Class A-1R Purchaser Rating Criteria.

(j)     With respect to each Class A-1R Noteholder that becomes a party to this Agreement pursuant to Section 7.03 after the Closing Date and during the Reinvestment Period, such Class A-1R Noteholder shall represent and warrant in a Class A-1R Sale and Transfer Agreement to the Issuer, the Co-Issuer, the Class A-1R Note Agent, the Collateral Manager and the Trustee that, on the date on which such Class A-1R Noteholder becomes a party to this Agreement, such Class A-1R Noteholder satisfies the Class A-1R Purchaser Rating Criteria.

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(k)   It is not and will not be treated as a partnership, grantor trust or S corporation for United States Federal income tax purposes (a "Flowthrough Entity"), or if it is at the time it becomes a Flowthrough Entity less than 40% of the assets of such Flowthrough Entity are represented, directly or indirectly, by the Class A-1R Notes (each person that is described in, and makes the representation in either of the foregoing clauses, a "Direct Tax Owner"). Further, each purchaser, beneficial owner and subsequent transferee of a Class A-1R Note agrees that no transfer of the Class A-1R Notes will be effective, and the Issuer shall not recognize any such transfer of a Class A-1R Note, if, (i) the Class A-1R Note is transferred on an established securities market, (ii) the Class A-1R Note is transferred on a secondary market (or substantial equivalent thereof) within the meaning of section 7704(b) of the Code, or (iii) as a result of such transfer, there would be more than 28 Direct Tax Owners of Class A-1R Notes in the aggregate or such transfer would otherwise cause the Issuer to be treated as a publicly traded partnership as defined in Section 7704(b) of the Code.

(l)     Either (i) it is a U.S. Person or (ii) it has provided an IRS Form W-8ECI to the Class A-1R Note Agent on or prior to the date hereof (in the case of the Initial Class A-1R Noteholder) or the date it becomes a Class A-1R Noteholder in accordance with Section 7.03 hereof (in the case of each other Class A-1R Noteholder), and it agrees that it will not transfer the Class A-1R Notes to a Person who is not a U.S. Person, unless such Person has provided an IRS Form W-8ECI to the Class A-1R Note Agent on or prior to the date of transfer, and that the Issuer will not recognize any attempted transfer in contravention of the foregoing.

(m) It will treat its Notes as debt of the tax owner of the Issuer's equity (and where the Issuer is treated as a partnership, as debt of the Issuer) for United States federal and, to the extent permitted by law, state and local income and franchise tax purposes unless otherwise required by any relevant taxing authority.

(n)   It agrees to provide the Issuer, the Trustee, the Collateral Manager and any agent of the Issuer any information or documentation, to correct and update such information and take such action that is required under Tax Account Reporting Rules and/or to avoid the imposition of tax under FATCA, and in the event the holder fails to provide and update such information or take such actions or in the event that such holder's ownership of any Notes would otherwise cause the Issuer (or its sole owner) to fail to achieve Tax Account Reporting Rules Compliance, to the extent necessary to avoid an adverse effect on the Issuer (or its sole owner) or any other holder as a result of such failure or the holder's ownership of Notes, the Issuer will have the right to compel the holder to sell its Notes, and, if such holder does not sell its Notes within 30 days after notice from the Issuer or an agent of the Issuer, to sell such Notes at a public or private sale called and conducted in any manner permitted by law, and to remit the net proceeds of such sale (taking into account, in addition to other related costs and charges, any taxes incurred by the Issuer in connection with such sale) to the holder as payment in full for such Notes and neither the Issuer nor the Trustee will have any liability for any losses that may be incurred by such holder as a result. It agrees that Issuer may also assign each such Notes a separate CUSIP or CUSIPs number in the Issuer's sole discretion. In addition, it agrees that the Issuer has the right under the Indenture to (1) withhold from any holder or beneficial owner of an interest in Notes that fails to comply with FATCA and (2) provide any information and documentation provided to it in connection with Tax Account Reporting Rules regarding such Notes to the Cayman Islands Tax Information Authority, the IRS and any other relevant tax authority.

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ARTICLE V

CONDITIONS

Section 5.01.                   Closing Date.

The obligations of the Class A-1R Noteholders to fund their respective Pro Rata Share of Class A-1R Borrowings shall not become effective until the date on which the Indenture and this Agreement are executed and delivered and the Class A-1R Notes are duly authorized, issued, authenticated and delivered thereunder.

Section 5.02.                   Conditions to Each Class A-1R Borrowing.

Except as otherwise provided in this Section 5.02, the obligation of each Class A-1R Noteholder to make an advance to the Issuer on the occasion of any Class A-1R Borrowing pursuant to this Agreement (other than the funding of a Downgrade Draw) is subject to the satisfaction of the following conditions (the "Class A-1R Borrowing Conditions"):

(a)    the Class A-1R Note Agent shall have received a Class A-1R Borrowing Request given in accordance with this Agreement;

(b)   other than in the case of the Class A-1R Reinvestment Borrowing or a Class A-1R Borrowing the proceeds of which will be used to fund required draws on any Revolving Collateral Obligation or Delayed Drawdown Collateral Obligation included in the Assets, the related Borrowing Date does not occur during the period from (but excluding) any Determination Date to (but excluding) the related Payment Date;

(c)    at the time of and immediately after giving effect to such Class A-1R Borrowing, no Default or Event of Default has occurred and is continuing or would result from such Borrowing;

(d)   (i) such Class A-1R Borrowing, together with the aggregate principal amount of all other outstanding Class A-1R Borrowings, shall not exceed the aggregate amount of Class A-1R Commitments of all Holders of Class A-1R Notes and (ii) for each Holder of Class A-1R Notes, its Pro Rata Share of such Class A-1R Borrowing shall not exceed the undrawn amount under such Holder's Class A-1R Commitment;

(e)    immediately after giving effect to such Borrowing, each of the Coverage Tests is satisfied; provided that (i) this condition shall be deemed to be satisfied with respect to the funding of the purchase of any Collateral Obligation if each Coverage Test was satisfied as of the date the commitment was made by the Issuer to acquire such Collateral Obligation with respect to which the related notice of Borrowing is given (so long as such commitment provides for settlement in accordance with customary procedures in the relevant markets) and (ii) this condition may be evaluated based on any Trading Plan then in effect in accordance with Section 12.2(b) of the Indenture;

(f)    the proceeds of such Borrowing shall be used to fund the purchase of Collateral Obligations and to fund the Revolver Funding Account to cover Exposure Amounts relating to Revolving Collateral Obligations and Delayed Funding Obligations, in each case as provided in the Indenture;

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(g)   none of the proceeds of such Borrowing shall be used by the Issuer, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any Margin Stock, and no Borrowing will be secured, directly or indirectly, by Margin Stock and the Assets will not include any Margin Stock;

(h)   the representations and warranties of the Issuer contained in the Indenture and each of the other Transaction Documents shall be true and correct in all material respects on and as of the date of such Borrowing (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date) both before and after giving effect to the making of such advance;

(i)     no law or regulation shall have been adopted, no order, judgment or decree of any governmental authority shall have been issued, and no litigation shall be pending or, to the actual knowledge of an Authorized Officer of the Issuer, threatened, which does or, with respect to any threatened litigation, seeks to enjoin, prohibit or restrain, the making or repayment of the advances or the consummation of the transactions contemplated by the Indenture;

(j)     each of the Transaction Documents remains in full force and effect and is the binding and enforceable obligation of the Co-Issuers (except for those provisions of any Transaction Document not material, individually or in the aggregate with other affected provisions, to the interests of any of the Class A-1R Noteholders); and

(k)   there shall be no Commitment Shortfall immediately after giving effect to such Borrowing and the application of the proceeds of such Borrowing.

Each Borrowing shall be deemed to constitute a representation and warranty by the Issuer on the date thereof as to the matters specified in paragraphs (a) through (k) of this Section 5.02.

ARTICLE VI

THE CLASS A-1R NOTE AGENT

Section 6.01.                   Appointment.

Each of the Class A-1R Noteholders hereby irrevocably appoints the Class A-1R Note Agent as its agent and authorizes the Class A-1R Note Agent to take such actions on its behalf and to exercise such powers as are delegated to the Class A-1R Note Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

Section 6.02.                  Certain Duties and Responsibilities.

(a)    The Class A-1R Note Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Class A-1R Note Agent.

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(b)   Upon certificates and other notices furnished to the Class A-1R Note Agent and conforming to the requirements of this Agreement, the Class A-1R Note Agent may, in the absence of bad faith on its part, conclusively rely as to the truth of the statements and the correctness of the opinions expressed therein; provided that, in the case of any such certificates which by any provision hereof are specifically required to be furnished to the Class A-1R Note Agent, the Class A-1R Note Agent shall be under a duty to examine the same to determine whether or not they substantially conform on their face to the requirements of this Agreement and shall promptly, but in any event within three Business Days in the case of an officer's certificate furnished by the Collateral Manager, notify the party delivering the same if such certificate or opinion does not so conform. If a corrected form shall not have been delivered to the Class A-1R Note Agent within 15 days after such notice from the Class A-1R Note Agent, the Class A-1R Note Agent shall so notify the Issuer, the Collateral Manager and each Class A-1R Noteholder.

(c)    No provision of this Agreement shall be construed to relieve the Class A-1R Note Agent from liability for its own grossly negligent action, its own grossly negligent failure to act, or its own willful misconduct, except that:

(i)                 this subsection shall not be construed to limit the effect of subsections (a) and (b) of this Section 6.02;

(ii)               the Class A-1R Note Agent shall not be liable for any error of judgment made in good faith by any of its officers, unless it shall be proven that the Class A-1R Note Agent was grossly negligent in ascertaining the pertinent facts;

(iii)             no provision of this Agreement shall require the Class A-1R Note Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers contemplated hereunder, if it shall have reasonable grounds for believing that repayment of such funds or indemnity reasonably satisfactory to it against such risk or liability is not reasonably assured to it; and

(iv)             in no event shall the Class A-1R Note Agent be liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including but not limited to lost profits) even if the Class A-1R Note Agent has been advised of the likelihood of such damages and regardless of the form of such action.

(d)   For all purposes under this Agreement, the Class A-1R Note Agent shall not be deemed to have notice or knowledge of any Event of Default unless an officer of the Class A-1R Note Agent has actual knowledge thereof or unless written notice of any event which is in fact such an Event of Default is received by the Class A-1R Note Agent.

(e)    Whether or not therein expressly so provided, every provision of this Agreement relating to the conduct or affecting the liability of or affording protection to the Class A-1R Note Agent shall be subject to the provisions of this Section 6.02. The Class A-1R Note Agent shall be afforded the same protections and benefits (including the right to rely on any written document delivered to the Class A-1R Note Agent under this Agreement) as that afforded to the Trustee pursuant to Section 6.3 of the Indenture (but in no event shall Section 6.1(b) of the Indenture apply).

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(f)    For all purposes under this Agreement, the Trustee shall be afforded the same protections and benefits under this Agreement as that afforded to the Trustee pursuant to Article VI of the Indenture.

Section 6.03.                  Compensation.

(a)    The Issuer agrees, subject to Section 6.03(b):

(i)                 to pay the Class A-1R Note Agent on each Payment Date in accordance with, and subject to, the Indenture, the Agency Fee for all services rendered by it hereunder or under the Indenture;

(ii)               to reimburse the Class A-1R Note Agent (subject to any written agreement between the Issuer and the Class A-1R Note Agent) forthwith upon its request for all reasonable costs and expenses (including reasonable attorneys' fees and expenses) incurred or made by the Class A-1R Note Agent in accordance with any provision of this Agreement or the Indenture; and

(iii)             to indemnify the Class A-1R Note Agent and its officers, directors, employees and agents for, and to hold them harmless against, any loss, liability or expense (including reasonable attorneys' fees and expenses) incurred without gross negligence, willful misconduct or bad faith on their part, arising out of or in connection with the exercise or performance of any of the Class A-1R Note Agent's obligations or duties under this Agreement or the Indenture, including the costs and expenses of defending themselves against any claim or liability in connection therewith; provided, however, that notwithstanding the foregoing or any other provision to the contrary herein, the Issuer shall not in any event be liable to the Class A-1R Note Agent or its officers, directors, employees and agents for any consequential, indirect, or special damages arising under, or incurred in connection with, this Agreement or the Indenture.

(b)   Any amounts payable to the Class A-1R Note Agent pursuant to this Agreement shall be payable as Administrative Expenses on each Payment Date only to the extent that funds are available for such purpose in accordance with the Priority of Payments, and any such amounts not paid on or prior to any Payment Date shall remain outstanding and shall be payable on the next Payment Date on which funds are available for such purpose pursuant to the Priority of Payments.

(c)    The provisions of this Section 6.03 shall survive the termination of this Agreement and the removal or resignation of the Class A-1R Note Agent (to the extent of any fees or indemnified liabilities, costs, expenses and other amounts arising or incurred prior to, or arising out of actions or omissions occurring prior to, such termination, resignation or removal).

Section 6.04.                  Resignation and Removal; Appointment of a Successor.

(a)    Except as provided in Section 6.04(d) below, no resignation or removal of the Class A-1R Note Agent and no appointment of a successor Class A-1R Note Agent pursuant to this Section 6.04 shall become effective until the acceptance of appointment by the successor Class A-1R Note Agent pursuant to Section 6.05.

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(b)   The Class A-1R Note Agent may resign at any time by giving 30 days' prior written notice thereof to the Co-Issuers, the Trustee, the Class A-1R Noteholders, the Collateral Manager and S&P.

(c)    If at any time the Class A-1R Note Agent shall materially breach its obligations hereunder or under the Indenture, or shall become incapable of acting then, in either such case (subject to Section 6.04(a)), (i) the Co-Issuers, by Issuer Order, may remove the Class A-1R Note Agent, or (ii) any Class A-1R Noteholder may, on behalf of itself and all others similarly situated, petition any court of competent jurisdiction for the removal of the Class A-1R Note Agent and the appointment of a successor Class A-1R Note Agent. If at any time the Class A-1R Note Agent shall be adjudged as bankrupt or insolvent or a receiver or liquidator of the Class A-1R Note Agent or of its property shall be appointed or any public officer shall take charge or control of the Class A-1R Note Agent or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then, subject to Section 6.04(a), the Class A-1R Note Agent shall be removed.

(d)   Notwithstanding the foregoing, the Class A-1R Note Agent may resign its duties hereunder without any requirement that a successor Class A-1R Note Agent be obligated hereunder and without any liability for further performance of any duties hereunder upon at least 30 days' prior written notice to the Collateral Manager and the Issuer of termination upon the occurrence of any of the following events and the failure to cure such event within such 30 day notice period: (i) failure of the Issuer to pay any of the amounts specified in Section 6.03 within 30 days after receipt by the Issuer of an invoice from the Class A-1R Note Agent for such amount due pursuant to Section 6.03 hereof to the extent that amounts are available therefor under Section 11.1(a) of the Indenture or (ii) failure of the Issuer to provide any indemnity payment or expense reimbursement to the Class A-1R Note Agent required under Section 6.03 hereof within 30 days of the receipt by the Collateral Manager or the Issuer of a written request for such payment or reimbursement.

(e)    If the Class A-1R Note Agent shall resign or be removed in accordance with the terms hereof, or if a vacancy shall occur in the office of the Class A-1R Note Agent for any reason, the Co-Issuers, by Issuer Order, shall promptly appoint a successor Class A-1R Note Agent by written instrument executed by an Authorized Officer of each of the Co-Issuers and the successor Class A-1R Note Agent; provided that such successor Class A-1R Note Agent shall be appointed only upon the written consent of a Majority of the Class A-1R Notes and the Collateral Manager. If the Co-Issuers shall fail to appoint a successor Class A-1R Note Agent within 30 days after such notice of resignation, removal or the occurrence of such vacancy, a successor Class A-1R Note Agent may be appointed by a Majority of the Class A-1R Notes delivered to the Issuer, the Collateral Manager and the retiring Class A-1R Note Agent. The successor Class A-1R Note Agent so appointed shall, forthwith upon its acceptance of such appointment, become the successor Class A-1R Note Agent and supersede any successor Class A-1R Note Agent proposed by the Co-Issuers. If no successor Class A-1R Note Agent shall have been so appointed by the Co-Issuers or such Class A-1R Noteholders and shall have accepted appointment in the manner hereinafter provided, the retiring Class A-1R Note Agent or any Class A-1R Noteholder may, on behalf of itself and all others similarly situated, petition any court of competent jurisdiction for the appointment of a successor Class A-1R Note Agent.

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(f)    The Co-Issuers shall give prompt notice of each resignation and each removal of the Class A-1R Note Agent and each appointment of a successor Class A-1R Note Agent by mailing written notice of such event by first-class mail, postage prepaid, to the Trustee, the Collateral Manager, S&P and each Class A-1R Noteholder and the related Guarantor or Funding Entity, if any, as their names and addresses appear in the Note Register. Each notice shall include the name and address of the successor Class A-1R Note Agent. If the Co-Issuers fail to mail any such notice within ten days after acceptance of appointment by the successor Class A-1R Note Agent, the successor Class A-1R Note Agent shall cause such notice to be given at the expense of the Co-Issuers.

Section 6.05.                   Acceptance of Appointment by Successor.

Every successor Class A-1R Note Agent appointed hereunder shall execute, acknowledge and deliver to the Co-Issuers and the retiring Class A-1R Note Agent an instrument accepting such appointment. Upon delivery of the required instrument, the resignation or removal of the retiring Class A-1R Note Agent shall become effective and such successor Class A-1R Note Agent, without any other act, deed or conveyance, shall become vested with all the rights, powers, duties and obligations of the retiring Class A-1R Note Agent; provided that upon request of the Co-Issuers or a Majority of the Class A-1R Notes or the successor Class A-1R Note Agent, such retiring Class A-1R Note Agent shall, upon payment of its fees and expenses then unpaid, execute and deliver an instrument transferring to such successor Class A-1R Note Agent all the rights, powers, duties and obligations of the retiring Class A-1R Note Agent.

Section 6.06.                  Class A-1R Note Agent Criteria

The Class A-1R Note Agent, and any entity appointed as a successor Class A-1R Note Agent, shall be required to have a combined capital and surplus of at least $200,000,000 and a rating assigned by S&P of at least "A-" and having an office within the U.S. unless the Rating Agency Condition is satisfied with respect thereto. If the Class A-1R Note Agent publishes reports of condition at least annually, then for the purposes of this Section 6.06, the combined capital and surplus of the Class A-1R Note Agent shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. If at any time the Class A-1R Note Agent shall cease to be eligible in accordance with the provisions of this Section 6.06, it shall resign immediately in the manner and with the effect hereinafter specified in this Article VI.

ARTICLE VII

MISCELLANEOUS

Section 7.01.                   Notices.

Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein (including each consent, notice, direction or request) shall be in writing and shall be delivered by hand or overnight courier service or sent by fax or electronic messaging system, as follows:

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(a)    if to the Co-Issuers, the Trustee or the Collateral Manager, at its address or fax number set forth in the Indenture;

(b)   if to the Class A-1R Note Agent, at its address or fax number set forth on Schedule 2.01 or at such other address as shall be designated by the Class A-1R Note Agent in a notice to the Issuer, each Class A-1R Noteholder and the Trustee;

(c)    if to any Class A-1R Noteholder, at its address or fax number set forth on Schedule 2.01 (in the case of the Initial Class A-1R Noteholder) or in the Class A-1R Sale and Transfer Agreement delivered by it; or at such other address as shall be designated by a Class A-1R Noteholder in a notice to the Issuer, the Class A-1R Note Agent and the Trustee; and

(d)   if to S&P, in the manner specified in the Indenture.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 7.02.                  Waivers; Amendments.

(a)    No waiver of any provision of this Agreement or consent to any departure by the Issuer therefrom shall in any event be effective unless the same shall be permitted by Section 7.02(b) and the Indenture, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the funding of any Borrowing shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Trustee, the Class A-1R Note Agent, any Class A-1R Noteholder or any other Noteholder may have had notice or knowledge of such Default or Event of Default at the time.

(b)   Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Co-Issuers, the Class A-1R Note Agent, and each of the Class A-1R Noteholders and, in the case of any waiver, amendment or modification that affects the obligations or rights of the Collateral Manager in any manner, the Collateral Manager. The Issuer will give written notice to S&P of any waiver, amendment or modification of any provision of this Agreement.

(c)    No waiver, amendment or modification of the Indenture or any other agreement referred to herein or therein to which either of the Co-Issuers is a party (other than this Agreement) shall affect any of the rights or obligations under this Agreement of the parties hereto unless such waiver, amendment or modification is effected in accordance with the applicable provisions of the Indenture; provided that no such waiver, amendment or modification shall increase, or extend the term of any of the Commitments, or extend the time or waive any requirement for the reduction or termination of any of the Commitments, without the consent of each of the Class A-1R Noteholders.

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(d)   A failure or delay in exercising any right, power or privilege in respect of this Agreement will not be presumed to operate as a waiver, and a single or partial exercise of any right, power or privilege will not be presumed to preclude any subsequent or further exercise, of that right, power or privilege or the exercise of any other right, power or privilege.

Section 7.03.                  Successors and Assigns.

(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and transferees. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto and their respective successors and transferees) any legal or equitable right, remedy or claim under or by reason of this Agreement. Any purported transfer not in compliance with this Section 7.03 shall be null and void.

(b)   Neither of the Co-Issuers may assign or delegate any of its rights or obligations under this Agreement without the prior consent of each Class A-1R Noteholder, the Class A-1R Note Agent and the Trustee. No Class A-1R Noteholder may assign any of its rights or obligations under this Agreement or under any Class A-1R Notes, except that any Class A-1R Noteholder may transfer to one or more transferees all or a portion of its Class A-1R Notes and the related rights and obligations under this Agreement (including all or a portion of its Commitment and the advances at the time owing to it), to the extent that (A) any transfer by a Class A-1R Noteholder of less than all of a Class A-1R Note or the related Commitment by such Class A-1R Noteholder shall be of the same ratable portion of such Class A-1R Note and the related Commitment, (B) no such transfer shall be effected unless all conditions precedent to the transfer of the relevant Class A-1R Note specified herein and in the Indenture have been satisfied, (C) no such transfer shall be effected during the Reinvestment Period unless the transferee satisfies the Class A-1R Purchaser Rating Criteria on the date of such transfer (as evidenced by a Class A-1R Sale and Transfer Agreement executed and delivered by such transferee), (D) no such transfer shall be effected unless the parties to such transfer shall have executed and delivered to the Class A-1R Note Agent (with a copy to the Trustee) a duly completed Class A-1R Sale and Transfer Agreement and the Issuer and the Class A-1R Note Agent shall have consented to such transfer, and (E) all interests in a Class A-1R Note shall be evidenced in definitive, registered form. Each Class A-1R Noteholder may grant (and the Initial Class A-1R Noteholder has granted) the right to an investment manager or other agent to take certain actions hereunder on its behalf. Class A-1R Notes can only be held in the form of one or more Certificated Notes and cannot be exchanged for a beneficial interest in a Global Note. Upon acceptance and recording pursuant to Section 7.03(c), from and after the effective date specified in each Class A-1R Sale and Transfer Agreement, the transferee thereunder shall be a party hereto and, to the extent of the interest transferred by such Class A-1R Sale and Transfer Agreement, have the rights and obligations of a Class A-1R Noteholder under this Agreement, and the transferring Class A-1R Noteholder thereunder shall, to the extent of the interest transferred by such Class A-1R Sale and Transfer Agreement, be released from its obligations under this Agreement (and, in the case of a Class A-1R Sale and Transfer Agreement covering all of the transferring Class A-1R Noteholder's rights and obligations under this Agreement and in respect of Class A-1R Notes, such Class A-1R Noteholder shall cease to be a party hereto). The Issuer shall provide, or cause to be provided, notice of any such transfer to S&P.

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(c)    Upon its receipt of a duly completed Class A-1R Sale and Transfer Agreement executed by a transferring Class A-1R Noteholder and a transferee, the Class A-1R Note Agent shall accept such Class A-1R Sale and Transfer Agreement and record the Class A-1R Noteholder identification and amount transferred in the Class A-1R Commitment Register. No transfer shall be effective for purposes of this Agreement unless it has been recorded in the Class A-1R Commitment Register as provided in this paragraph.

(d)   Any Class A-1R Noteholder may at any time grant a security interest in all or any portion of its rights under this Agreement to secure obligations of such Class A-1R Noteholder, including any such grant to a Federal Reserve Bank, and this Section 7.03 shall not apply to any such grant of a security interest; provided that no such grant of a security interest shall release a Class A-1R Noteholder from any of its obligations hereunder or substitute any such transferee for such Class A-1R Noteholder as a party hereto.

Section 7.04.                   Survival

. All covenants, agreements, representations and warranties made by the Co-Issuers and each Class A-1R Noteholder herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or the Indenture shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any advances, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Trustee, the Class A-1R Note Agent or any Class A-1R Noteholder may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as any Class A-1R Note or any amount payable under this Agreement or the Indenture in respect of any Class A-1R Note is outstanding and unpaid and so long as the Commitments have not expired or terminated.

Section 7.05.                   Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the Indenture constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Class A-1R Note Agent and when the Class A-1R Note Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by fax or .pdf shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 7.06.                   Severability.

Any provision of this Agreement held to be invalid, illegal or unenforceable in any respect in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability in such matter without affecting the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

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Section 7.07.                  Governing Law; Jurisdiction; Consent to Service of Process; Waiver of Jury Trial Right.

(a)    THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

(b)   Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any documents related thereto, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c)    Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in Section 7.07(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)   Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 7.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(e)    EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING.

Section 7.08.                   Benefits of Indenture.

Each of the Class A-1R Noteholders hereby acknowledges and approves the pledge and assignment by the Issuer of all of its right, title and interest in, to and under this Agreement to the Trustee for the benefit and security of the Secured Parties pursuant to the Indenture.

Section 7.09.                   Headings.

Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 7.10.                   Non-Recourse Obligations.

The Class A-1R Notes and all obligations of the Co-Issuers under this Agreement are limited recourse obligations payable solely from the Assets pursuant to the Priority of Payments. Upon realization of the Assets and the application of the proceeds thereof in accordance with the Indenture, any outstanding obligations of the Co-Issuers hereunder shall be extinguished and shall not thereafter revive. None of the Collateral Manager, the Trustee, the Class A-1R Note Agent, the Administrator, any of their respective affiliates, security holders (including shareholders), members, partners, officers, directors or employees, or the security holders (including shareholders), members, partners, officers, directors, employees or incorporators of the Co-Issuers, or any other person or entity will be obligated to make payments on the Class A-1R Notes. Consequently, the Class A-1R Noteholders must rely solely on amounts received in respect of the Assets for the payment of principal thereof and interest and the Commitment Fee thereon. This section shall survive the termination of this Agreement.

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Section 7.11.                  Non-Petition. Notwithstanding any other provision of this Agreement, neither the Class A-1R Noteholders nor the Class A-1R Note Agent, in its own capacity, may, prior to the date which is one year (or, if longer, the applicable preference period) and one day after the payment in full of all Notes, institute against, or join any other Person in instituting against, the Issuer or the Co-Issuer any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings, or other proceedings under federal or state bankruptcy or similar laws. Nothing in this Section 7.11 shall preclude, or be deemed to estop, the Class A-1R Noteholders or the Class A-1R Note Agent (i) from taking any action prior to the expiration of the aforementioned one year and one day (or longer) period in (A) any case or proceeding voluntarily filed or commenced by the Issuer or the Co-Issuer or (B) any involuntary insolvency proceeding filed or commenced by a Person other than such Class A-1R Noteholder, the Class A-1R Note Agent or any of their respective Affiliates, as applicable, or (ii) from commencing against the Issuer or the Co-Issuer or any of its properties any legal action which is not a bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceeding, subject to Section 7.10. This Section shall survive the termination of this Agreement.

Section 7.12.                   Issuer Orders.

The Issuer hereby agrees that if an Issuer Order is required to be delivered in accordance with the terms hereof, it shall cause such Issuer Order to be delivered promptly following receipt of the applicable request therefor.

Section 7.13.                   Special Provisions Applicable to CP Conduits.

(a)    (a) Each of the parties hereto (each, a "Restricted Person") hereby agrees that it will not institute against any CP Conduit, or join any other Person in instituting against, or encourage, cooperate with or join any Person in instituing against, any CP Conduit, any proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, present a petition for the winding up or liquidation of any CP Conduit or seek the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for any CP Conduit or for all or substantially all of its assets prior to the date that is two years and a day (or, if longer, the applicable preference period then in effect) after the last day on which any Commercial Paper Notes shall have been outstanding. The obligations under this Section 7.13(a) shall survive the termination of this Agreement and the payment of the Notes.

(b)   Nothing in clause (a) above shall limit the right of any Restricted Person to file any claim in or otherwise take any action with respect to any proceeding of the type described in clause (a) above that was instituted against any CP Conduit by any person other than such Restricted Person, so long as such Restricted Person did not encourage, cooperate with or join any Person in instituting such proceeding.

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(c)    Notwithstanding anything to the contrary contained herein, the obligations of any CP Conduit under this Agreement are solely the corporate obligations of such CP Conduit and, in the case of obligations of any CP Conduit other than Commercial Paper Notes, shall be payable at such time as funds are received by or are available to such CP Conduit in excess of funds necessary to pay in full all outstanding Commercial Paper Notes and, to the extent funds are not available to pay such obligations, the claims relating thereto shall not constitute a claim against such CP Conduit but shall continue to accrue. Each party hereto agrees that the payment of any claim (as defined in Section 101 of the Bankruptcy Law) of any such party shall be subordinated to the payment in full of all Commercial Paper Notes. The provisions of this Section 7.13(c) shall survive the termination of this Agreement and the payment of the Notes.

(d)   No recourse under any obligation, covenant or agreement of any CP Conduit contained in this Agreement shall be had against any incorporator, stockholder, officer, director, employee or agent of such CP Conduit or any agent of such CP Conduit or any of their Affiliates (solely by virtue of such capacity) by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that this Agreement is solely a corporate obligation of any such CP Conduit individually, and that no personal liability whatever shall attach to or be incurred by any incorporator, stockholder, officer, director, employee or agent of such CP Conduit or any agent thereof or any of their Affiliates (solely by virtue of such capacity) or any of them under or by reason of any of the obligations, covenants or agreements of such CP Conduit contained in this Agreement, or implied therefrom, and that any and all personal liability for breaches by any CP Conduit of any of such obligations, covenants or agreements, either at common law or at equity, or by statute, rule or regulation, of every such incorporator, stockholder, officer, director, employee or agent is hereby expressly waived as a condition of and in consideration for the execution of this Agreement, provided that the foregoing shall not relieve any such Person from any liability it might otherwise have as a result of fraudulent actions taken or omissions made by them. The provisions of this Section 7.13(d) shall survive termination of this Agreement.

(e)    Each CP Conduit may act hereunder by and through its Program Manager, administrator or funding agent, as applicable.

(f)    Each of the parties hereto waives any right to set-off and to appropriate and apply any and all deposits and any other indebtedness at any time held or owing thereby to or for the credit or the account of any CP Conduit against and on account of the obligations and liabilities of such CP Conduit to such party under this Agreement.

(g)   Each CP Conduit agrees that it shall maintain confidentiality in accordance with the confidentiality provisions of the Indenture, provided that, notwithstanding anything to the contrary herein or in the Indenture, each CP Conduit may disclose to its respective Conduit Support Providers, any Affiliates of any such party and governmental authorities having jurisdiction over such CP Conduit, Conduit Support Provider, any Affiliate of such party and any Conduit Rating Agency, the identities of (and other material information regarding) the Co-Issuers, any other obligor on, or in respect of, any Note issued to such CP Conduit, the Assets constituting collateral for such Notes and any of the terms and provisions of the Transaction Documents that it may deem necessary or advisable.

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(h)   No pledge and/or collateral assignment by any CP Conduit to a Conduit Support Provider of an interest in the rights of such CP Conduit in any Note issued to such CP Conduit shall constitute an assignment and/or assumption of such CP Conduit's obligations under this Agreement or any other Transaction Document, such obligations in all cases remaining with such CP Conduit. Moreover, any such pledge and/or collateral assignment of the rights of such CP Conduit shall be permitted hereunder without further action or consent and any such pledgee may foreclose on any such pledge and perfect an assignment of such interest and enforce such CP Conduit's right hereunder notwithstanding anything to the contrary in this Agreement or any other Transaction Document.

Section 7.14.                   Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in any Transaction Document or in any other agreement, arrangement or understanding among any parties to any Transaction Document, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Transaction Document, other than an Excluded Liability, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)       the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)       the effects of any Bail-In Action on any such liability, including, if applicable:

(i)       a reduction in full or in part or cancellation of any such liability including, without limitation, a reduction in any accrued or unpaid interest in respect of such liability;

(ii)       a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Transaction Document; or

(iii)       the variation of the terms of any Transaction Document to give effect to the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

32

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

GARRISON FUNDING 2016-2 LTD.,
       as Issuer

By: /s/ Carrie Bunton

       Name: Carrie Bunton
       Title: Director

GARRISON FUNDING 2016-2 LLC,
       as Co-Issuer

By: /s/ Donald J. Puglisi

       Name: Donald J. Puglisi

       Title: Manager

Natixis, New York Branch,

      as Class A-1R Note Agent

By: /s/ David Duncan

       Name: David Duncan

       Title: Managing Director

By:/s/ Frank Fletcher

       Name: Frank Fletcher

       Title: Managing Director

INITIAL CLASS A-1R NOTEHOLDER

VERSAILLES ASSETS LLC

By: /s/ Bernard J. Angelo

       Name: Bernard J. Angelo

       Title: Senior Vice President

By: /s/ John L. Fridlington

       Name: John L. Fridlington

       Title: Vice President

ACKNOWLEDGED:

Deutsche Bank Trust Company Americas, not in its individual capacity but solely as Trustee

By: /s/ Vincent Pham

Name: Vincent Pham

Title: Vice President

SCHEDULE 2.01

COMMITMENTS;

ADDRESSES FOR NOTICES

INITIAL CLASS A-1R NOTEHOLDERS

Name of Holder	Commitment
Versailles Assets LLC	$25,000,000

Address for Notices

Versailles Assets LLC

c/o Global Securitization Services, LLC

68 South Service Road, Suite 120

Melville, New York 11747

Attention: Bernard J. Angelo

Tel No: 631.587.4700

With a copy to:

Versailles Assets LLC

c/o Natixis, New York Branch

1251 Avenue of the Americas, 4th Floor

New York, NY 10020

Attn: Henry Sandlass

Tel: (212) 891-5868

E-mail: versaillestransactions@us.natixis.com

CLASS A-1R NOTE AGENT

Natixis, New York Branch

1251 Avenue of the Americas

New York, NY 10020

Attention: Evelyn Clarke

Tel: (212) 891-5879

Email: Evelyn.Clarke@us.natixis.com

with a copy to scsgnotices@us.natixis.com

Sch-1

EXHIBIT A

FORM OF CLASS A-1R SALE AND TRANSFER AGREEMENT

Reference is made to the Class A-1R Note Purchase Agreement, dated as of September 29, 2016 (as modified and supplemented and in effect from time to time, the "Class A-1R Note Purchase Agreement"), by and among Garrison Funding 2016-2 Ltd. (the "Issuer"), Garrison Funding 2016-2 LLC (the "Co-Issuer" and, together with the Issuer, the "Co-Issuers"), each of the Class A-1R Noteholders party thereto from time to time and Natixis, New York Branch, as Class A-1R Note Agent (together with any successor in such capacity, the "Class A-1R Note Agent") and the Indenture, dated as of September 29, 2016 (as modified and supplemented and in effect from time to time, the "Indenture"), entered into among the Issuer, the Co-Issuer and Deutsche Bank Trust Company Americas, as Trustee (the "Trustee"). Terms used but not defined herein shall have the respective meanings ascribed thereto in the Class A-1R Note Purchase Agreement and, if not defined in the Class A-1R Note Purchase Agreement, in the Indenture.

The Transferor named below (the "Transferor") hereby sells and assigns to the Transferee named below (the "Transferee"), and the Transferee hereby purchases and assumes from the Transferor, effective as of the transfer date (the "Transfer Date") set forth below, the interests set forth below (the "Transferred Interest") in the Transferor's rights and obligations under the Class A-1R Note Purchase Agreement, including, without limitation, the interests set forth below in the Class A-1R Notes held by (and the related Commitment of and outstanding principal amount of advances made by) the Transferor on the Transfer Date. The Transferee hereby acknowledges receipt of a copy of the Indenture and the Class A-1R Note Purchase Agreement and confirms that, on the Transfer Date, it satisfies the Class A-1R Purchaser Rating Criteria and the other conditions of the Indenture and the Class A-1R Note Purchase Agreement. From and after the Transfer Date (A) the Transferee shall be a party to and be bound by the provisions of the Class A-1R Note Purchase Agreement and, to the extent of the Transferred Interest, have the rights and obligations of a Class A-1R Noteholder thereunder and (B) the Transferor shall, to the extent of the Transferred Interest, relinquish its rights and be released from its obligations under the Class A-1R Note Purchase Agreement. The Transferee hereby represents and warrants to the Issuer that, as of the Transfer Date, the representations and warranties contained in the Class A-1R Note Purchase Agreement (including, without limitation, in Sections 3.08 and 4.02 thereof) or any other documents to which the Transferor is a party are, and will be as of the date of any Borrowing, true and correct in all respects with respect to the Transferee. The Transferor hereby represents and warrants to the Transferee that, as of the Transfer Date, the Transferor (1) owns the Transferred Interest free and clear of any lien or other encumbrance and (2) is not aware of any Default or Event of Default under the Indenture.

Without limitation to the preceding paragraph, the Transferee represents and warrants to the Issuer, the Co-Issuer, the Class A-1R Note Agent and the Trustee, as of the date hereof that:

A-1

(a)    In connection with its purchase of the Class A-1R Notes: (i) none of the Co-Issuers, the Trustee, the Class A-1R Note Agent, the Placement Agent, the Collateral Manager or any of their respective affiliates are acting as a fiduciary or financial or investment adviser for it; (ii) it is not relying on any written or oral advice, counsel or representations of the Co-Issuers, the Trustee, the Collateral Administrator, the Class A-1R Note Agent, the Placement Agent, the Collateral Manager or any of their respective affiliates other than in the Offering Circular, if applicable; (iii) it has consulted with its own legal, regulatory, tax, business, investment, financial, and accounting advisers to the extent it has deemed necessary, and has made its own investment decisions based upon its own judgment and upon any advice from such advisers as it has deemed necessary and not upon any view expressed by the Co-Issuers, the Trustee, the Collateral Administrator, the Class A-1R Note Agent, the Placement Agent, the Collateral Manager or any of their respective affiliates; and (iv) it is a sophisticated investor and is purchasing the Class A-1R Notes with a full understanding of all of the terms, conditions and risks thereof, and it is capable of assuming and willing to assume those risks.

(b)   It is not a member of the public of the Cayman Islands.

(c)    It is, and on each date that it purchases or funds its Commitment hereunder it will be, either (i) not a "U.S. person" (as defined in Regulation S) or a "U.S. resident" (within the meaning of the Investment Company Act) and is acquiring the Class A-1R Notes in an "offshore transaction" (as defined in Regulation S), or, (ii) if it is a "U.S. person" (as defined in Regulation S) or a "U.S. resident" (within the meaning of the Investment Company Act), it is, and on each date that it purchases or funds any Commitment under Class A-1R Notes it will be, both a "qualified institutional buyer" as defined in Rule 144A under the Securities Act, and a "qualified purchaser" for purposes of Section 3(c)(7) of the Investment Company Act.

(d)   On each day from the date on which it acquires its interest in the Class A-1R Notes through and including the date on which it disposes of its interest in such Notes either that (A) if it is, or is acting on behalf of, a Benefit Plan Investor, as defined in Section 3(42) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), its acquisition, holding and disposition of such Notes will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), and (B) if it is a governmental, church, non-U.S. or other plan, its acquisition, holding and disposition of such Notes do not and will not constitute or give rise to a non-exempt violation of any law or regulation that is substantially similar to the prohibited transaction provisions of Section 406 of ERISA or Section 4975 of the Code. Any purported transfer of a Class A-1R Note or interest therein that does not comply with the foregoing representations shall be null and void ab initio.

(e)    It has received and reviewed such information as it deems necessary in order to make its investment decision and it is not relying on any information that differs from the information included in the Offering Circular, the Class A-1R Note Purchase Agreement and the Indenture.

A-2

(f)    It understands that such Notes are being offered only in a transaction not involving any public offering in the United States within the meaning of the Securities Act, such Notes have not been and will not be registered under the Securities Act, and, if in the future it decides to offer, resell, pledge or otherwise transfer such Notes, such Notes may be offered, resold, pledged or otherwise transferred only in accordance with the provisions of the Indenture and the legend on such Notes. It acknowledges that no representation has been made as to the availability of any exemption under the Securities Act or any state securities laws for resale of the Notes. It understands that neither of the Co-Issuers has been registered under the Investment Company Act, and that the Issuer is exempt from registration as such by virtue of Section 3(c)(7) of the Investment Company Act. It will provide notice to each Person to whom it proposes to transfer any interest in the Notes of the transfer restrictions and representations set forth in this Agreement and Section 2.5 of the Indenture, including the Exhibits referenced therein.

(g)   As of the date of its acquisition of the Class A-1R Notes, it satisfies the Class A-1R Purchaser Rating Criteria.

(h)   As of the date of its acquisition of the Class A-1R Notes, it shall notify S&P of such transfer at the respective addresses set forth in the Indenture.

(i)     It is not and will not be treated as a partnership, grantor trust or S corporation for United States Federal income tax purposes (a "Flowthrough Entity"), or if it is at the time it becomes a Flowthrough Entity less than 40% of the assets of such Flowthrough Entity are represented, directly or indirectly, by the Class A-1R Notes (each person that is described in, and makes the representation in either of the foregoing clauses, a "Direct Tax Owner"). Further, each purchaser, beneficial owner and subsequent transferee of a Class A-1R Note agrees that no transfer of the Class A-1R Notes will be effective, and the Issuer shall not recognize any such transfer of a Class A-1R Note, if, (i) the Class A-1R Note is transferred on an established securities market, (ii) the Class A-1R Note is transferred on a secondary market (or substantial equivalent thereof) within the meaning of section 7704(b) of the Code, or (iii) as a result of such transfer, there would be more than 28 Direct Tax Owners of Class A-1R Notes in the aggregate or such transfer would otherwise cause the Issuer to be treated as a publicly traded partnership as defined in Section 7704(b) of the Code.

(j)     Either (i) it is a U.S. Person or (ii) it has provided an IRS Form W-8ECI to the Class A-1R Note Agent on or prior to the Transfer Date, and it agrees that it will not transfer the Class A-1R Notes to a Person who is not a U.S. Person, unless such Person has provided an IRS Form W-8ECI to the Class A-1R Note Agent on or prior to the Transfer Date, and that the Issuer will not recognize any attempted transfer in contravention of the foregoing.

(k)   It will treat its Notes as debt of the tax owner of the Issuer's equity (and where the Issuer is treated as a partnership, as debt of the Issuer) for United States federal and, to the extent permitted by law, state and local income and franchise tax purposes unless otherwise required by any relevant taxing authority.

A-3

(l)     It agrees to provide the Issuer, the Trustee, the Collateral Manager and any agent of the Issuer any information or documentation, to correct and update such information and take such action that is required under Tax Account Reporting Rules and/or to avoid the imposition of tax under FATCA, and in the event the holder fails to provide and update such information or take such actions or in the event that such holder's ownership of any Notes would otherwise cause the Issuer (or its sole owner) to fail to achieve Tax Account Reporting Rules Compliance, to the extent necessary to avoid an adverse effect on the Issuer (or its sole owner) or any other holder as a result of such failure or the holder's ownership of Notes, the Issuer will have the right to compel the holder to sell its Notes, and, if such holder does not sell its Notes within 30 days after notice from the Issuer or an agent of the Issuer, to sell such Notes at a public or private sale called and conducted in any manner permitted by law, and to remit the net proceeds of such sale (taking into account, in addition to other related costs and charges, any taxes incurred by the Issuer in connection with such sale) to the holder as payment in full for such Notes and neither the Issuer nor the Trustee will have any liability for any losses that may be incurred by such holder as a result. It agrees that Issuer may also assign each such Notes a separate CUSIP or CUSIPs number in the Issuer's sole discretion. In addition, it agrees that the Issuer has the right under the Indenture to (1) withhold from any holder or beneficial owner of an interest in Notes that fails to comply with FATCA and (2) provide any information and documentation provided to it in connection with Tax Account Reporting Rules regarding such Notes to the Cayman Islands Tax Information Authority, the IRS and any other relevant tax authority.

The Transferee acknowledges that by entering into this Class A-1R Sale and Transfer Agreement it is deemed to warrant and represent all the warranties and representations required to be made by each transferee of Class A-1R Notes under the Indenture and the Class A-1R Note Purchase Agreement.

The Transferee understands that the Co-Issuers, the Trustee, the Class A-1R Note Agent and their counsel will rely upon the accuracy and truth of the foregoing representations, and it hereby consents to such reliance.

This Class A-1R Sale and Transfer Agreement shall be governed by and construed in accordance with the law of the State of New York.

Legal Name of Transferor:

Legal Name of Transferee:

Transferee's Address for Notices:

Fax No.:

Details of electronic messaging system:

Payment Instructions:

A-4

Federal Taxpayer ID No. of Transferee:

[Transferee is not a CP Conduit].

If Transferee has a Guarantor, the guaranty executed by such Guarantor is attached hereto.

Effective Date of Transfer (Transfer Date):

	Amount Transferred	Amount Retained by Transferor
Commitment:	U.S.$	U.S.$
Outstanding Principal Amount of Advances:	U.S.$	U.S.$

A-5

The terms set forth above are hereby agreed to:

[Name of Transferor], as Transferor

By:

Title: ____________________________

[Name of Transferee], as Transferee

By:

Title: ___________________________

A-6

EXHIBIT B

FORM OF BORROWING REQUEST

Natixis, New York Branch

1251 Avenue of the Americas

New York, NY 10020

[CLASS A-1R NOTEHOLDER][1]

Deutsche Bank Trust Company Americas

1761 East St. Andrew Place

Santa Ana, California 92705

Attention: Structured Credit Services – Garrison Funding 2016-2

Gentlemen and Ladies:

This Class A-1R Borrowing Request is delivered to you pursuant to Section 3.04 of the Class A-1R Note Purchase Agreement, dated as of September 29, 2016 (together with all amendments, if any, from time to time made thereto, the "Class A-1R Note Purchase Agreement"), by and among Garrison Funding 2016-2 Ltd. (the "Issuer"), Garrison Funding 2016-2 LLC (the "Co-Issuer"), each of the Class A-1R Noteholders party thereto and Natixis, New York Branch, as Class A-1R Note Agent (the "Class A-1R Note Agent"). Unless otherwise defined herein or the context otherwise requires, terms used herein have the meanings ascribed thereto in the Class A-1R Note Purchase Agreement.[2]

The Issuer hereby requests that a Borrowing be made in the aggregate principal amount of $____________ on ___________, 20___. Prior to giving effect to such Borrowing, the Aggregate Outstanding Amount of the Class A-1R Notes was $____________. After giving effect to such Borrowing, the Aggregate Outstanding Amount of the Class A-1R Notes will be $____________.

The Issuer hereby acknowledges and agrees that each of the delivery of this Borrowing Request and the acceptance by the Issuer of the proceeds of the Borrowing requested hereby constitute a representation and warranty by the Issuer that, on the date of such Borrowing, and before and after giving effect thereto and to the application of the proceeds therefrom, all statements set forth in Section 4.01 and Section 5.02 of the Class A-1R Note Purchase Agreement are true and correct in all respects and all conditions set forth in Section 5.02 of the Class A-1R Note Purchase Agreement have been satisfied.

The Issuer agrees that if prior to the time of the Borrowing requested hereby any matter certified to herein by it will not be true and correct at such time as if then made, it will immediately so notify the Class A-1R Note Agent and each Class A-1R Noteholder. Except to the extent, if any, that prior to the time of the Borrowing requested hereby the Class A-1R Note Agent and each Class A-1R Noteholder shall receive written notice to the contrary from the Issuer, each matter certified to herein shall be deemed once again to be certified as true and correct at the date of such Borrowing as if then made.

________________________

[1] Required for Borrowing Request made with one Business Day's notice pursuant to Section 3.04.

[2] A Borrowing Request is not needed in respect of a Downgrade Draw.

B-1

Please wire transfer the proceeds of the Borrowing to the accounts of the following persons at the financial institutions indicated respectively:

Payment Instructions:      [_______________]

ABA: [___________]

Account Number: [__]

Account Name: [____]

Reference: [________]

The Issuer has caused this Borrowing Request to be executed and delivered, and the certification and warranties contained herein to be made, by its duly Authorized Officer this ____ day of _______________, 20___.

Garrison Funding 2016-2 Ltd.

By: ________________________________

Name:

Title:

B-2

EXHIBIT C

FORM OF CLASS A-1R PREPAYMENT NOTICE

Natixis, New York Branch

1251 Avenue of the Americas

New York, NY 10020

Garrison Funding 2016-2 Ltd.

c/o Maples FS Limited
P.O. Box 1093, Boundary Hall
Cricket Square
George Town, Grand Cayman KY1-1102
Cayman Islands

Garrison Funding 2016-2 LLC

c/o Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware 19711

Deutsche Bank Trust Company Americas

1761 East St. Andrew Place

Santa Ana, California 92705

Attention: Structured Credit Services – Garrison Funding 2016-2

Gentlemen and Ladies:

This Class A-1R Prepayment Notice is delivered to you pursuant to Section 3.07(c) of the Class A-1R Note Purchase Agreement, dated as of September 29, 2016 (together with all amendments, if any, from time to time made thereto, the "Class A-1R Note Purchase Agreement"), by and among Garrison Funding 2016-2 Ltd. (the "Issuer"), Garrison Funding 2016-2 LLC (the "Co-Issuer"), each of the Class A-1R Noteholders party thereto and Natixis, New York Branch, as Class A-1R Note Agent (the "Class A-1R Note Agent"). Unless otherwise defined herein or the context otherwise requires, terms used herein have the meanings ascribed thereto in the Class A-1R Note Purchase Agreement.

This is to give you notice that a Class A-1R Prepayment in the aggregate principal amount of $____________ will be made on ___________, 20___. [If a draw made on the Class A-1R Notes during the same Interest Accrual Period is being repaid, also include: Kindly note that the draw made on __________, 20__ is being repaid hereby.]

Garrison CAPITAL INC.

By: ________________________________

Name:

Title:

C-1